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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                            SEC FILE NUMBER 000-28219
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                    IRS Employer Identification No 92-1766849
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(Check One): [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [X ] Form N-SAR

For Period Ended: September 30, 2004.

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION


                                 NATIONSRX, INC
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                             Full Name of Registrant

                                 NATIONSRX, INC.
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                            Former Name if Applicable

                        23133 Hawthorne Blvd., Suite 320
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            Address of Principal Executive Office (Street and Number)

                               Torrance, CA 90505
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                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ X ]      (a)  The  reasons  described  in reasonable detail in  Part III of this form could not be eliminated without unreasonable effort or expense;


     [ X ]     (b)   The  subject  annual  report,  semi-annual  report,
                     transition  report on Form 10-KSB,  Form  20-F,11-K or Form
                     N-SAR, or portion  thereof,  will be filed on or before the fifteenth  calendar day following the  prescribed due date;
                     or the subject  quarterly  report or  transition  report on
                     Form 10-QSB,  or portion thereof will be filed on or before the fifth  calendar day following the  prescribed due date;
                             and
     [   ]     (c)   The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     Financial information to be contained in the Registrant's 10-QSB for the quarter ended September 30, 2004, cannot be analyzed and completed on a timely basis.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Karl Harz                              (310) 378-0584
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         (Name)                        (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).                                        [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           [ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 NATIONSRX, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


     Date: November 11, 2004                         /s/ Karl Harz
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                                                    Karl Harz, CEO